Exhibit 107
Calculation of Filing Fee Tables
Form
S-3
(Form Type)
Advanced Micro Devices, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securi
tie
s

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Equity	Common Stock, $0.01 par value per share	Rule 457(c)	9,076,810 (1)	$104.495 (2)	$948,481,260.95	0.00015310	$145,212.49

Fees Previously Paid	–	–	–	–	–	–		–

Carry Forward Securities

Carry Forward Securities	–	–	–	–		–

	Total Offering Amounts					$948,481,260.95		$145,212.49

	Total Fees Previously Paid							–

	Total Fee Offsets							–

	Net Fee Due							$145,212.49

(1)
Represents up to an aggregate of 9,076,810 shares of the registrant’s common stock, $0.01 par value per share (the “Common Stock”), consisting of (a) 8,335,849 shares of Common Stock issued to the selling stockholders as consideration upon the closing of the acquisition of ZT Group Int’l, Inc. (“ZT Group”) pursuant to that certain stock purchase agreement, dated as of August 17, 2024, by and among the Company, ZT Group and the other parties thereto (the “Purchase Agreement”), and (b) up to 740,961 shares of Common Stock issuable to the selling stockholders as contingent consideration pursuant to the Purchase Agreement. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares of Common Stock being registered hereunder as a result of any stock dividend, stock split, recapitalization or similar transaction.

(2)
The Proposed Maximum Offering Price Per Share is estimated solely for the purpose of calculating the amount of the registration fee pursuant
to Rule 457(c) of the Securities Act, on the basis of the average of the high and low prices for a share of the registrant’s Common Stock as reported on the Nasdaq Global Select Market on March 28, 2025, which date is within five business days prior to the filing of this Registration Statement.